                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
                                       OF
                           GIANT CEMENT HOLDING, INC.
                                       AT
                              $31.00 NET PER SHARE
                                       BY
                              CP ACQUISITION, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF
                            CEMENTOS PORTLAND, S.A.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 9, 1999 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 4, 1999 (THE 'MERGER AGREEMENT'), AMONG CEMENTOS PORTLAND, S.A. ('PARENT'), CP ACQUISITION, INC. ('PURCHASER') AND GIANT CEMENT HOLDING, INC. (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF THE COMPANY WHICH CONSTITUTES AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY-DILUTED BASIS. PARENT AND PURCHASER DO NOT CURRENTLY OWN ANY SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer described in Section 3 or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     A stockholder who desires to tender his Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the other procedures on a timely basis may tender such Shares by following the procedures for guaranteed delivery described in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers indicated on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            ------------------------
                      The Dealer Manager for the Offer is:
                              SCHRODER & CO. INC.

November 10, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
THE TENDER OFFER.................................................    2
 1.  Terms of the Offer; Expiration Date.........................    2
 2.  Acceptance for Payment and Payment..........................    3
 3.  Procedures for Accepting the Offer and Tendering Shares.....    4
 4.  Withdrawal Rights...........................................    6
 5.  Certain U.S. Federal Income Tax Consequences................    7
 6.  Price Range of the Shares; Dividends........................    7
 7.  Effect of the Offer on the Market for the Shares; Stock
       Exchange Listings; Exchange Act Registration; Margin
       Regulations...............................................    8
 8.  Certain Information Concerning the Company..................    9
 9.  Certain Information Concerning Purchaser, Parent and Certain
       Entities Directly or Indirectly Controlling Parent........   12
10.  Background of the Offer; Contacts with the Company..........   15
11.  Purpose of the Offer and the Merger; Plans for the Company;
       the Merger Agreement and Other Agreements; Other
       Matters...................................................   17
12.  Source and Amount of Funds..................................   26
13.  Dividends and Distributions.................................   26
14.  Certain Conditions of the Offer.............................   27
15.  Certain Legal Matters; Required Regulatory Approvals........   28
16.  Certain Fees and Expenses...................................   30
17.  Miscellaneous...............................................   31

SCHEDULE I Directors and Executive Officers of Purchaser, Parent
  and Certain Entities which Directly or Indirectly Control
  Parent.........................................................   32

To: All Holders of Shares of Common Stock of Giant Cement Holding, Inc.:

                                  INTRODUCTION

     CP Acquisition, Inc., a Delaware corporation ('PURCHASER'), and a wholly-owned subsidiary of Cementos Portland, S.A., a public company organized under the laws of the Kingdom of Spain ('PARENT'), hereby offers to purchase all shares of common stock, par value $0.01 per share (the 'SHARES'), of Giant Cement Holding, Inc., a Delaware corporation (the 'COMPANY'), at a price of $31.00 per Share (the 'SHARE PRICE'), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the 'OFFER').

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 4, 1999 (the 'MERGER AGREEMENT'), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with the Company (the 'MERGER'), with the surviving corporation becoming a wholly-owned subsidiary of Parent (the 'SURVIVING CORPORATION'). In the Merger, each outstanding Share (other than Shares held by the Company as treasury stock and Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger (the 'EFFECTIVE TIME') into the right to receive the Share Price, in cash, without interest and less any required withholding taxes (the 'MERGER CONSIDERATION').

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (THE 'STOCKHOLDERS'), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Company's financial advisor (the 'COMPANY FINANCIAL ADVISOR'), has delivered to the Company its written opinion, dated the date of the Merger Agreement, that as of the date thereof, the cash consideration to be received by the Stockholders pursuant to the Offer and the Merger is fair from a financial point of view to the Stockholders other than Purchaser and its affiliates. A copy of the opinion of the Company Financial Advisor is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'SCHEDULE 14D-9') filed with the Securities and Exchange Commission (the 'COMMISSION') in connection with the Offer, a copy of which is being furnished to Stockholders concurrently with this Offer to Purchase.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares (the 'MINIMUM NUMBER OF SHARES') which would represent at least a majority of the Shares outstanding on a fully-diluted basis (the 'MINIMUM CONDITION'). The Offer is also subject to certain other conditions. See Sections 1, 14 and 15.

     The Company has represented and warranted to Parent and Purchaser that, as of November 2, 1999, 8,731,562 Shares were issued and outstanding and an aggregate of 760,000 Shares were reserved for issuance upon exercise of outstanding options under the Company's 1994 Employee Stock Option Plan and 1994 Director Stock Option Plan for Non-Employee Directors (collectively, the 'OPTION PLANS'). Based on this information, Purchaser believes that the Minimum Condition will be satisfied if Shares representing a minimum of 4,745,782 Shares are validly tendered and not withdrawn prior to the Expiration Date. Parent and Purchaser do not currently own any Shares.

     The Schedule 14D-9 indicates that, to the best of the Company's knowledge, all of the Company's executive officers and directors who own Shares currently intend to tender all of their Shares pursuant to the Offer.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the holders of Shares. Under the Delaware General Corporation Law (the 'DGCL'), the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares. If, however, Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the 'short-form' merger provisions of
Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In such event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 11.

     The Company has represented in the Merger Agreement that it does not have any stockholder rights plan or 'poison pill.' The Company also has represented in the Merger Agreement that the approval by the Company's Board of the Merger and the Merger Agreement is sufficient to render inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby the provisions of
Section 203 of the DGCL or any antitakeover provision in the Company's certificate of incorporation and bylaws. See Section 15.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Schroder & Co. Inc., as Dealer Manager (in such capacity, the 'DEALER MANAGER'), ChaseMellon Shareholder Services, L.L.C., as Depositary (the 'DEPOSITARY'), and Innisfree M&A Incorporated, as Information Agent (the 'INFORMATION AGENT'), incurred in connection with the Offer. See Section 16.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures described in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term 'EXPIRATION DATE' means 12:00 midnight, New York City time, on December 9, 1999, unless and until the Purchaser, in accordance with the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if the Minimum Condition or the conditions with respect to the HSR Act or with respect to there being no action or proceeding by a governmental entity are not satisfied or waived on the scheduled or any extended Expiration Date, Purchaser must extend the Offer in five business day increments until any such conditions are satisfied or waived or the Merger Agreement is terminated in accordance with its terms, provided, however, that Purchaser is not required to extend the Offer beyond January 31, 2000. In addition, Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Condition has been satisfied but less than 90% of the then outstanding Shares have been validly tendered and not properly withdrawn.

     Any such extension will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT'), which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If, in accordance with the Merger Agreement, Purchaser makes a material change in the terms of the Offer or waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser (with the approval of the Company as required by the Merger Agreement) decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In the Merger Agreement, the Company has agreed to furnish Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date, promptly after the Expiration Date, if the conditions to the Offer described in Section 14 have each been satisfied or waived, including without limitation the expiration or termination of the waiting periods applicable to the acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR ACT'). In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates for such Shares ('SHARE CERTIFICATES') or confirmation (a 'BOOK-ENTRY CONFIRMATION') of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the 'BOOK-ENTRY TRANSFER FACILITY'), pursuant to the procedures described in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term 'AGENT'S MESSAGE' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering Stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date and either Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures described below must be complied with.

     The method of delivery of Share Certificates and the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering Stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'ELIGIBLE INSTITUTION'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled 'Special Payment Instructions' or the box labeled 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form contained in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup Federal Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer. To prevent backup federal income tax withholding on payments made to certain Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such Stockholders must provide the Depositary with his correct taxpayer identification number and certify, under penalty of perjury, that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints Purchaser and any Purchaser designee, and each of them, as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon payment by Purchaser for the Shares, all powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such Stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Stockholders, or any adjournment or postponement of such meeting. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of the Stockholders.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its discretion, whose determination shall be final and binding on all parties. Purchaser reserves the right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the right (subject to the provisions of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 9, 2000.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering Stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its discretion, whose determination shall be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a 'HOLDER'). The discussion is based on the Internal Revenue Code of 1986, as amended (the 'CODE'), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as 'capital assets' within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or has Shares converted into the right to receive cash pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

     Holders who receive cash pursuant to the exercise of appraisal rights with respect to their Shares generally will be subject to the same treatment as that described above for Holders who receive cash for Shares pursuant to the Offer and Merger.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the 'COMPANY'S 1998 ANNUAL REPORT'), the Shares are traded on the Nasdaq National Market ('NASDAQ') under the symbol 'GCHI.' The following table presents, for the periods indicated, the high and low sale prices for the Shares as reported by Bloomberg L.P.:

                                                                      SHARES
                                                              ----------------------
                                                              HIGH               LOW
                                                              ----               ---
1997
Third Quarter...............................................  $24 5/8            $18 1/8
Fourth Quarter..............................................   25 3/4             22
1998
First Quarter...............................................   30                 18 1/2
Second Quarter..............................................   29 1/2             21 1/4
Third Quarter...............................................   31 3/4             17 7/8
Fourth Quarter..............................................   25                 17 3/4
1999
First Quarter...............................................   25 1/8             16 5/8
Second Quarter..............................................   24                 17 1/8
Third Quarter...............................................   26 3/8             21 3/8
Fourth Quarter (through November 9, 1999)...................   31 1/4             17 3/8

     On November 3, 1999, the last full day of trading prior to the announcement of the Merger, the last reported sales price on Nasdaq for the Shares was $20 9/16 per Share. On November 9, 1999, the last full day of trading prior to the commencement of the Offer, the last reported sales price on Nasdaq for the Shares was $30 17/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     According to the Company's 1998 Annual Report, the Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the table. In such report, the Company stated its expectation that earnings would be retained in the future and that no cash dividends would be paid to its Stockholders for the foreseeable future. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTINGS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

     Nasdaq Quotation. The Shares are traded through Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued inclusion on Nasdaq. Nasdaq requires that an issuer either (i) have at least 750,000 publicly held shares (exclusive of holdings of officers, directors or any other person who is the beneficial owner of more than 10% of the total Shares outstanding), held by at least 400 shareholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) minus total liabilities) of at least $4 million and have a minimum bid price of $1 per share or (ii) have at least 1,100,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 per share and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If Nasdaq were to cease to publish quotations for the Shares, it is possible that the Shares would qualify for listing on the Nasdaq SmallCap Market or that they would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of Stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a 'national securities exchange' and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions would no longer be applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration. See Section 11.

     Margin Regulations. The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'FEDERAL RESERVE BOARD'), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ('PURPOSE LOANS'). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute 'margin securities' for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute 'margin securities.'

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company's 1998 Annual Report, the Company is a Delaware corporation with its principal executive offices located at 320-D Midland Parkway, Summerville, S.C. 29485 and its telephone number is (803) 851-9898.

     According to the Company's 1998 Annual Report, the Company, through its subsidiaries, Keystone Cement Company in Pennsylvania and Giant Cement Company in South Carolina, manufactures and sells a complete line of portland and masonry cements used in residential, commercial and infrastructure construction applications. The Company is the 15th largest producer of cement in the United States. Its two cement manufacturing facilities are fully integrated, from limestone mining through cement production, and serve the growing South-Atlantic and Middle-Atlantic regions of the United States. Its subsidiary, Giant Resource Recovery is a pioneer in the development of innovative, environmentally sound methods for the reuse of waste materials in the manufacturing of cement. Today, the Company is one of the largest users of waste-derived fuels in the cement industry.

     According to the Company's 1998 Annual Report, the Company acquired Solite Corporation and certain of its subsidiaries ('SOLITE') on April 30, 1998. Solite, a vertically integrated company based in Richmond, Virginia, expanded the Company's product lines in both construction products and resource recovery. The Company acquired Solite in exchange for 325,000 shares of the Company's Shares. The Solite transaction included three lightweight aggregate manufacturing facilities with their associated resource recovery operations, five concrete block plants, and a waste treatment and blending facility. The terms of the transaction included the assumption of approximately $19.9 million of Solite's long-term debt, in addition to other liabilities. As a result of the Solite acquisition, the Company became the largest lightweight aggregate supplier on the East Coast and the largest provider of resource recovery fuel burning services nationwide, as well as the fourth largest cement producer in its East Coast markets.

     Selected Financial Information. Presented below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's 1998 Annual Report and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and September 30, 1998, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner described below.

                           GIANT CEMENT HOLDING, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA
Revenues:
Product sales.............................  $101,448   $ 93,248   $128,774   $100,988   $ 96,186
Resource recovery services................    24,835     15,847     25,335     15,900     14,012
                                            --------   --------   --------   --------   --------
          Total revenues..................   126,283    109,095    154,109    116,888    110,198
Costs and expenses:
Cost of sales and services................    94,011     81,177    114,711     81,756     77,818
Selling, general and administrative.......    12,025      9,766     14,016      7,523      7,841
Acquisition related expenses..............     --         --         --         1,200      --
                                            --------   --------   --------   --------   --------
     Operating income.....................    20,247     18,152     25,382     26,409     24,539
Other income (expense):
Interest expense..........................    (2,055)    (1,375)    (1,970)      (966)    (1,141)
Other, net................................       771      2,074      2,053     (1,031)       298
                                            --------   --------   --------   --------   --------
     Income before income taxes...........    18,963     18,851     25,465     24,412     23,696
Provision for income taxes................     6,450      6,383      8,646      8,327      8,275
                                            --------   --------   --------   --------   --------
Net income................................  $ 12,513   $ 12,468   $ 16,819   $ 16,085   $ 15,421
                                            --------   --------   --------   --------   --------
                                            --------   --------   --------   --------   --------
Earnings per common share:
     Basic................................  $   1.41   $   1.34   $   1.81   $   1.70   $   1.57
     Diluted..............................  $   1.38   $   1.32   $   1.77   $   1.69   $   1.57
Weighted average common shares
  outstanding:
     Basic................................     8,894      9,306      9,277      9,459      9,833
     Diluted..............................     9,079      9,447      9,514      9,542      9,833

                                                                   (table continued)on next page

(table continued from previous page)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              1999       1998       1998       1997       1996
                                              ----       ----       ----       ----       ----
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
Assets:
Current assets:
     Cash and cash equivalents............  $  5,224   $  4,873   $  6,623   $ 12,674   $ 10,432
     Accounts receivable, less allowances
       of $1,980 in 1998, $1,325 in 1997
       and $1,123 in 1996.................    28,245     27,347     23,772     14,927     14,897
     Inventories..........................    28,189     22,352     24,729     19,238     17,656
     Deferred income taxes................     4,751      1,536      4,428      1,286      --
     Other current assets.................       959      2,162      3,254      2,366      2,071
                                            --------   --------   --------   --------   --------
          Total current assets............    67,368     58,270     62,806     50,491     45,056
Property, plant and equipment, net........   123,556     98,389     98,366     75,631     70,418
Permits, net..............................    12,763      9,006      8,695      1,977      --
Deferred charges and other assets.........    10,465      5,227      5,315        501      3,142
                                            --------   --------   --------   --------   --------
          Total assets....................  $214,152   $170,892   $175,182   $128,600   $118,616
                                            --------   --------   --------   --------   --------
                                            --------   --------   --------   --------   --------
Liabilities:
Current liabilities:
     Accounts payable.....................  $ 11,845   $ 13,391   $ 15,464   $ 11,567   $ 10,437
     Accrued expenses.....................     9,013      9,482      7,660      8,258      6,843
     Current maturities of long-term
       debt...............................     5,115      3,315      3,331        888      1,070
                                            --------   --------   --------   --------   --------
          Total current liabilities.......    25,973     26,188     26,455     20,713     18,350
Long-term debt, net of current
  maturities..............................    62,312     29,372     29,272      9,661     10,681
Accrued pension and postretirement
  benefits................................     8,248      6,156      6,081      2,907      6,332
Deferred income taxes.....................    13,973     11,095     11,080      7,674      6,125
                                            --------   --------   --------   --------   --------
          Total liabilities...............   110,506     72,811     72,888     40,955     41,488
                                            --------   --------   --------   --------   --------
Shareholders' Equity:
Preferred stock, $.01 par value; 2.0
  million shares authorized, none
  issued..................................     --         --         --         --         --
Common stock, $.01 par value; 20.0 million
  shares authorized, 10.0 million shares
  issued..................................       100        100        100        100        100
Capital in excess of par value............    45,067     44,027     45,076     41,317     41,022
Retained earnings.........................    87,452     70,588     74,939     58,120     42,035
                                            --------   --------   --------   --------   --------
                                             132,619    114,715    120,115     99,537     83,157
Less: Treasury stock, at cost; 1,843
  shares at September 30, 1999, 784 shares
  at September 30, 1998, 809 shares in
  1998, 675 shares in 1997, 336 shares in
  1996....................................    28,251     15,989     17,099     11,247      4,491
     Accumulated other comprehensive
       income:
     Minimum pension liability............       722        645        722        645      1,538
                                            --------   --------   --------   --------   --------
          Total shareholders' equity......   103,646     98,081    102,294     87,645     77,128
                                            --------   --------   --------   --------   --------
          Total liabilities and
            shareholders' equity..........  $214,152   $170,892   $175,182   $128,600   $118,616
                                            --------   --------   --------   --------   --------
                                            --------   --------   --------   --------   --------

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. This information included a six year forecast showing sales growing from $172.0 million for the year ending December 31, 1999 to $265.3 million for the year ending December 31, 2004, a 54.2% increase over the period, and operating income growing from $33.0 million for the year ending December 31, 1999 to $67.2 million for the year ending December 31, 2004, an increase of 104% over the period.

     The information in the preceding paragraph was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and is included in this Offer to Purchase only because it was furnished to Parent. The foregoing information is 'forward-looking' and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. The Company has advised Parent that although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those reflected in the forecasts described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser, the Company nor their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the forecasts described above. The forecasts have not been adjusted to reflect the effects of the Offer and the Merger.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information also should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

     9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND CERTAIN ENTITIES DIRECTLY OR INDIRECTLY CONTROLLING PARENT. Purchaser was incorporated on November 3, 1999 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19081. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger.

     Parent is a public company (sociedad anonima) organized under the laws of the Kingdom of Spain. Parent produces and markets cement, ready-mix concrete, crushed stone and other building materials. Parent's shares are listed on the Madrid Stock Exchange. The principal executive offices of Parent are located at Jose Abascal, 59, 28003, Madrid, Spain, and its telephone number is 011-34-91-396-0100.

     Portland Valderrivas, S.A. ('PV') is a public company (sociedad anonima) organized under the laws of the Kingdom of Spain. PV is Parent's principal stockholder, owning 57.5% of Parent's voting equity securities. PV is a holding company. In addition to its investment in Parent, PV owns interests in real estate and financial services. PV's shares are listed on the Madrid Stock Exchange. The principal executive offices of PV are located at Jose Abascal, 59, 28003, Madrid, Spain and its telephone number is 011-34-91-396-0100.

     Fomento de Construcciones y Contratas, S.A. ('FCC') is a public company (sociedad anonima) organized under the laws of the Kingdom of Spain. FCC is PV's principal stockholder, owning approximately 48% of PV's voting equity securities. FCC designs and constructs bridges, roadways and highways, and develops properties including municipal and commercial buildings. Through its subsidiaries FCC also engages in urban and industrial waste treatment and disposal, cement production, urban environmental services, security control systems, marine works, passenger transport and engineering services. FCC's shares are listed on the Madrid Stock Exchange. The principal executive offices of FCC are located at Federico Salmon, 13, 28016, Madrid, Spain and its telephone number is 011-34-91-359-5400.

     B1998 S.L. ('B1998') is a private holding company organized under the laws of the Kingdom of Spain. B1998 is FCC's principal stockholder, owning 57% of FCC's voting equity securities. B1998 is 51% owned by the Koplowitz family and 49% owned by Vivendi, S.A. ('Vivendi'). The principal executive offices of B1998 are located at Torre Picaso, Plaza de Pablo Ruiz Picaso 28020, Madrid, Spain.

     Vivendi is a company (societe anonyme) organized under the laws of France. Through its subsidiaries and affiliates, Vivendi engages in a variety of businesses, including water, energy, waste management, construction and telecommunications. Vivendi's shares are listed on the Paris Stock Exchange. Its principal executive offices are located at 42, Avenue de Friedland, 75380 Paris Cedex 08 France, and its telephone number is 011-33-17-171-1000.

     The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Purchaser, Parent, PV, FCC, B1998 and Vivendi are listed in Schedule I hereto.

     Presented below is certain selected consolidated financial information with respect to Parent and its subsidiaries derived from Parent's consolidated financial statements for the three years ended December 31, 1998 and for the six months ended June 30, 1999 and 1998 (the 'PARENT FINANCIAL STATEMENTS'). Parent has historically published its financial statements in Spanish pesetas and in conformity with accounting principles generally accepted in the Kingdom of Spain ('SPANISH GAAP'), which, as described below, differ in certain significant respects from accounting principles generally accepted in the United States ('U.S. GAAP').

                            CEMENTOS PORTLAND, S.A.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                 SIX MONTHS ENDED            YEARS ENDED
                                                     JUNE 30,               DECEMBER 31,
                                                 -----------------   ---------------------------
                                                  1999      1998      1998      1997      1996
                                                  ----      ----      ----      ----      ----
                                                              (PESETAS IN MILLIONS)
INCOME STATEMENT DATA
     Net sales.................................   36,171    22,692    50,735    41,135    37,506
     Operating profit..........................   14,890     8,940    14,378    10,483     8,857
     Profit before tax and minority interest...   11,734     5,785    17,005    10,605     8,409
     Net profit after tax and minority
       interest................................    8,419     4,264    12,847     6,959     6,049
BALANCE SHEET DATA
     Assets:
     Start-up expenses.........................       59        51        45        74       127
     Net intangible assets.....................      653       546       651       574       570
     Net tangible fixed assets.................   62,195    49,188    61,807    46,722    43,205
     Long-term financial investments...........   17,536    12,793    14,538    11,946    11,105
     Goodwill in consolidation.................   28,839     1,901    29,073     2,061     1,938
     Deferred charges..........................      298        97       279       125       227
     Treasury stock............................    --        --        --        --        1,842
     Current assets............................   33,969    23,765    29,262    20,833    16,834
                                                 -------   -------   -------   -------   -------
          TOTAL ASSETS.........................  143,549    88,341   135,655    82,335    75,848
                                                 -------   -------   -------   -------   -------
                                                 -------   -------   -------   -------   -------
SHAREHOLDERS' EQUITY AND LIABILITIES
     Shareholders' equity......................   82,648    69,229    75,641    66,448    61,678
     Minority interests........................    2,501     1,658     2,440     1,597     1,422
     Deferred revenues.........................      967       317       732       263       291
     Provisions for third-party liabilities....    1,317     1,108     1,165     1,061       933
     Long-term liabilities.....................   32,273     1,543    38,097     1,594     2,145
     Current liabilities.......................   23,843    14,486    17,580    11,372     9,379
                                                 -------   -------   -------   -------   -------
          TOTAL SHAREHOLDERS' EQUITY AND
            LIABILITIES........................  143,549    88,341   135,655    82,335    75,848
                                                 -------   -------   -------   -------   -------
                                                 -------   -------   -------   -------   -------

     Neither Purchaser nor Parent is subject to the informational filing requirements of the Exchange Act. Accordingly, Parent does not reconcile its consolidated financial information to U.S. GAAP.

     The following paragraphs summarize the areas in which differences between Spanish GAAP and U.S. GAAP could be significant to Parent's result of operations and financial condition. Parent has not prepared financial statements in accordance with U.S. GAAP and, accordingly, cannot offer any assurances that the differences described below would, in fact, be the accounting principles creating the greatest differences between financial statements of Parent prepared under U.S. GAAP and under Spanish GAAP. In addition, Parent cannot estimate the net effect that applying U.S. GAAP would have on its results of operations or financial position, or any component thereof, in any of the presentations of financial information above. However, the effect of such differences may be, individually or in the aggregate, material, and in particular, it may be that the total shareholders' equity prepared on the basis of U.S. GAAP would be materially different due to these differences.

     Tangible fixed assets. Spanish GAAP permits the restatement of the cost and accumulated depreciation of tangible fixed assets to reflect inflation in those years when the government enacts laws permitting such restatement. Such restatements were most recently permitted in 1983 and 1996. All tangible fixed assets acquired since year-end 1996 are earned on a historical basis. Under U.S. GAAP the cost and accumulated depreciation of tangible fixed assets must be carried on a historical cost basis. The effect of eliminating such restatements for U.S. GAAP, when compared with Spanish GAAP, would be to decrease the related annual depreciation charges, resulting in an increase in net income and a decrease in shareholders' equity.

     Goodwill. Under Spanish GAAP, goodwill is capitalized and amortized in the income statement systematically over a period not exceeding 10 years (20 years for annual accounts prepared since

December 31, 1998). For Spanish GAAP purposes, negative goodwill (excess fair value of acquired net assets over cost) arising from the first consolidation is recorded as an increase in reserves. The differences arising subsequent to the first consolidation are recorded as 'Negative Consolidation Difference' and shown as a liability in the consolidated balance sheet. Under U.S. GAAP, negative goodwill is amortized to income systematically over the period estimated to be benefited.

     Extraordinary income and expenses. Parent has recorded certain income and expenses as extraordinary in the income statement. Under U.S. GAAP, these income and expenses items would not have been classified as extraordinary items but rather included in the determination of operating results.

     Shareholdings in a controlling company. Under Spanish GAAP, shares of the controlling company owned by group companies are recorded at cost under the 'Treasury stock' caption on the asset side of the consolidated balance sheets. Under U.S. GAAP the cost of such amounts would be reflected as a reduction to shareholders' equity.

     Accounting for leases. Under U.S. GAAP leases are treated as capital leases (the leased asset is capitalized and a liability is recognized for the lease obligation) meeting one or more of the following criteria: (i) the lease term is equal to 75%, or more of the estimated economic life of the leased property;
(ii) the present value of the minimum lease payments equals or exceeds 90% of the fair value of the leased property; (iii) there is a bargain purchase option held by the lessee; or (iv) the owner transfers to the lessee. If none of the above criteria are met, the lease is treated as an operating lease (lease payments are expensed, generally as incurred). Under Spanish GAAP, operating leases cannot be capitalised; lease installments paid are charged to expenses.

     Foreign currency translation. Under Spanish GAAP, unrealized gains which result from exchange rate variations in relation to foreign currency denomination balances are deferred and recognised as income when the transaction is realised. Under U.S. GAAP these exchange differences are recognized as income.

     Additional disclosures. U.S. GAAP could require additional disclosures in the financial statements of the Company.

     Except as set forth elsewhere in this Offer to Purchase: (i) neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, PV, FCC, B1998, Vivendi, or any of the persons listed in Schedule I hereto or any majority-owned subsidiary of Parent beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, PV, FCC, B1998, Vivendi, or any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, PV, FCC, B1998, Vivendi, or any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the three years preceding the date of this Offer to Purchase, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of Parent or Purchaser or any of Parent's subsidiaries or, to the best knowledge of Parent or Purchaser, PV, FCC, B1998, Vivendi, or any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) except as disclosed in
Section 10, during the three years preceding the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between either of Parent or Purchaser or any of Parent's subsidiaries or, to the best knowledge of Parent or Purchaser, PV, FCC, B1998, Vivendi, or any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In early 1999, prior to its retention by the Company, the Company Financial Advisor made a presentation to Parent regarding the U.S. cement industry and identified the Company, among others, as a potential acquisition candidate for Parent.

Parent was not interested in pursuing an acquisition of the Company at that time. On June 24, 1999, Parent read a news article quoting the Company's Chief Financial Officer as follows: '[a]n acquisition at the appropriate price would benefit all shareholders, and we certainly wouldn't stand in the way of that.' Shortly thereafter, Parent engaged Schroder & Co. Inc. and J. Henry Schroder, S.V., S.A. (collectively, 'PARENT'S FINANCIAL ADVISOR') as its financial advisor in connection with a possible acquisition of the Company.

     On or about July 27, 1999, Parent received a phone call from the Company Financial Advisor indicating that the Company was interested in exploring opportunities for a business combination at a premium to the then current market price of the Shares. On or about August 2, 1999, Parent's Financial Advisor telephoned the Company Financial Advisor to indicate that Parent had an interest in exploring a possible business combination with the Company but that it could not proceed until early September.

     In August 1999, the Company Financial Advisor orally provided summary projected financial information about the Company to Parent's Financial Advisor and requested an initial indication of interest from Parent.

     On September 8, 1999, Parent's Financial Advisor, on behalf of Parent, orally submitted an initial indication of interest to the Company. Parent's Financial Advisor did not convey a specific price, but acknowledged that Parent was aware the Company was seeking a substantial premium to the then current market price of the Shares.

     On September 21, 1999, Parent entered into a confidentiality and standstill agreement with the Company (the 'CONFIDENTIALITY AGREEMENT').

     On October 1, 1999, representatives of Parent and Parent's Financial Advisor attended a management presentation by the Company's senior management and conducted an initial visit to the Company's data room. During October, representatives of Parent visited the data room several additional times, conducted plant visits and had discussions with the Company's senior management about various due diligence matters.

     On October 21, 1999, Parent submitted an initial non-binding proposal to acquire the Company at a price of $33 per Share, which Parent indicated was based on the information it had received to date and subject to the following conditions: negotiation of a satisfactory merger agreement, satisfactory completion of financing arrangements, satisfactory completion of due diligence (including discussions with the Company's senior management about revising their employment agreements) and the approval of Parent's board of directors, which was expected to meet within approximately the next ten days. The Company Financial Advisor indicated Parent's proposal was competitive in value, but conveyed the Company's concern with the conditions to the proposal, including the fact that Parent had not completed its financing arrangements. On October 22, 1999, Parent furnished to the Company a mark-up of the Company's proposed form of merger agreement.

     On October 25, 1999, Parent and Parent's counsel, Masterman, Culbert & Tully LLP and Weil, Gotshal & Manges LLP, began a series of discussions with the Company and its counsel, Proskauer Rose LLP, to negotiate the terms and conditions of the Merger Agreement other than price.

     On October 27, 1999, a representative of Parent had a conversation with a representative of the Company regarding Parent's desire for management continuity and the fact that, based on informal discussions with members of Parent's board, it appeared unlikely that Parent's board would approve an offer of $33 per Share, although it might approve an offer of $32 or $31 per Share or less. The representatives of Parent and the Company also discussed the status of Parent's financing commitments and the timing of Parent's board meeting. The Company indicated an interest in continuing to pursue a transaction with Parent, but requested a firm indication of price and updates on the Parent board approval process.

     On or about October 29, 1999, Parent furnished the Company with a letter from one of Parent's lending institutions reiterating its interest in providing financing for Parent's acquisition of the Company on terms to be negotiated.

     On October 30 and 31, 1999, the Company Financial Advisor conveyed to Parent's Financial Advisor the Company's preliminary third quarter results, which the Company indicated had been adversely affected by the recent hurricane and tropical storms.

     On November 1, 1999, representatives of Parent and the Company met to discuss various aspects of the transaction. Parent's representatives emphasized Parent's desire to ensure management continuity and requested that the Company's senior management clarify that they would not consider certain consequences of the change of control of the Company resulting from Parent's acquisition of the Shares to constitute 'good reason' to terminate their employment and change in control agreements with the Company. The executives may not terminate these agreements and receive severance and other benefits as a result of a change of control without 'good reason' prior to the first anniversary of the change of control.) Also in this discussion, Parent's representatives indicated they believed that Parent would be willing to offer $28 to $29 per Share. Representatives of the Company responded that they believed the Company's board would not accept an offer unless it was more than $30 per Share and indicated that the Company had received an offer from another bidder that was competitive in value and did not have any timing or financing conditions.

     On or about November 2, 1999, the Company Financial Advisor had a conversation with one of Parent's lending institutions to confirm the availability of Parent's financing.

     On November 2, 1999, after several discussions among their representatives, Parent and the Company reached agreement on a price of $31 per Share subject to final board approvals and the execution of a mutually satisfactory Merger Agreement. Parent also conditioned its agreement on the execution of clarifying amendments to senior management's agreements.

     On November 3, 1999, Parent and Parent's counsel completed negotiating with the Company and the Company's counsel the terms and conditions of the Merger Agreement and the clarifying amendments to senior management's employment agreements.

     On November 4, 1999, the clarifying amendments were executed by the Company and senior management.

     The Merger Agreement was approved by the Boards of Directors of Parent and the Company, executed and publicly announced in the U.S. prior to the opening of trading on Nasdaq on November 4, 1999.

     On November 10, 1999, Purchaser commenced the Offer.

     11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

     Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain representation on the Company's Board of Directors proportionate to its then Share ownership.

     Parent believes that the acquisition of the Company will enable it to establish critical mass in the important North American market, where it is expected that increased public spending on highways and infrastructure, as promoted by the Transportation and Equity Act for the 21st Century (TEA 21), should help keep cement demand above installed production capacity during the next four or five years, particularly in the Company's regional markets. In addition, the transaction will enable Parent to diversify its business from its heavy emphasis on Spain and to consolidate its presence on the Atlantic coast, where Parent already operates a plant in Maine through its 50% participation in CDN-USA, Inc. Furthermore, Parent expects to capitalize on the Company's experience in using waste materials as fuel to reduce costs in the cement manufacturing process.

     Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of assets, involving the Company or any of its subsidiaries or any other material changes in the Company's capitalization, dividend policy, corporate structure or business.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. The Merger Agreement may be examined, and copies obtained, as described in Section 8 above.

     General. The Merger Agreement provides for the commencement of the Offer, upon the terms and subject to the conditions contained therein, and further provides for the consummation of the Merger following the satisfaction or waiver, if permitted by applicable law, of the conditions contained in the Merger Agreement.

     In the Merger Agreement, the Company consented to the Offer and represented that its Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Stockholders,
(ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, and
(iii) resolved (subject to the provision described in the second paragraph of 'Other Proposals' below) to recommend that the Stockholders accept the Offer and adopt the Merger Agreement and the Merger. The Company also represented that its Board of Directors had received the written opinion of the Company Financial Advisor, dated the date of the Merger Agreement, that as of the date thereof, the cash consideration to be received by the Stockholders pursuant to the Offer and Merger is fair from a financial point of view to the Stockholders other than Purchaser and its affiliates.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with the Company at the Effective Time. Following the Merger, the separate corporate existences of Purchaser and the Company will cease and the Surviving Corporation will succeed to and assume all the rights and obligations of Purchaser and the Company in accordance with the DGCL.

     At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than those held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time, all of which will be cancelled, and dissenting Shares, if any) will, by virtue of the Merger, be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the certificates representing such Shares.

     Subject to the terms and conditions in the Merger Agreement, (a) if approval of the Stockholders is required under the DGCL, a Certificate of Merger shall be duly filed with the Secretary of State of the State of Delaware as soon as practicable after obtaining such Stockholder approval, or (b) if such Stockholder approval is not required to be obtained in order to consummate the Merger, a Certificate of Ownership and Merger shall be duly filed with the Secretary of State of the State of Delaware as soon as practicable after the expiration of the Offer. If a Stockholder vote is required in connection with the Merger, Parent has agreed to cause all Shares owned by Parent, Purchaser and their affiliates to be voted in favor of the Merger. If Purchaser and/or Parent and its affiliates are the owners of at least 90% of the outstanding shares of each class of stock following the Offer or otherwise, the Merger will be consummated without a meeting or vote of Stockholders in accordance with the 'short-form' merger provisions of Section 253 of the DGCL.

     Stock Option Plans. The Merger Agreement provides that at, or immediately prior to the Effective Time, each option to purchase Shares outstanding under the Option Plans, whether or not vested or exercisable, will be canceled, and the Company shall pay each holder of any such option an amount in cash equal to
(i) the product of (A) the excess, if any, of the Share Price over the applicable exercise price of such option and (B) the number of Shares each holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time (which amount shall be subject to any applicable withholding tax).

     Prior to the first purchase of Shares pursuant to the Offer, the Company has agreed to take any actions necessary under the Option Plans to effect the transactions contemplated by the Merger Agreement.

     Employee Benefits. Following consummation of the Offer, Parent will, and will cause the Surviving Corporation to, honor, fulfill and discharge in accordance with their terms (i) all existing employment, severance, consulting, change of control and indemnification agreements and other bonus and compensation arrangements between the Company or any of its subsidiaries and any current or former officer, director or employee thereof as disclosed to Parent in writing in the Merger Agreement and (ii) with respect to all employees, officers and directors of the Company, all legal and contractual obligations for benefits or other amounts earned or accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of the Company and its subsidiaries disclosed in writing in the Merger Agreement. From the Effective Time through December 31, 2000, Parent has also agreed to provide, or cause the Surviving Corporation to provide, to current and former employees of the Company compensation and benefits which are at least comparable in the aggregate to the compensation and Benefit Plans (as defined) currently in place for such employees excluding any equity plans; provided, however, that with respect to employees who are subject to collective bargaining, all compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements. The Merger Agreement does not restrict Parent from exercising the right to terminate the employment of any employee at any time or, subject to certain exceptions, to modify any other terms or conditions of such employee's employment.

     Board Representation; Amendments and Waivers. The Merger Agreement provides that upon Purchaser's acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled, subject to Section 14(f) of the Exchange Act, to designate the number of directors, rounded up to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares beneficially owned by Parent bears to the total number of Shares outstanding on a fully diluted basis, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on
(i) each committee of the Board of Directors of the Company and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, Parent and the Company will use their best efforts to ensure that at least two members of the Company's Board of Directors as of the date of the Merger Agreement who are not officers or affiliates of the Company ('INDEPENDENT DIRECTORS') will remain members of the Company's Board of Directors until the Effective Time.

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and signed, in the case of any amendment, by the Company, Purchaser and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective. However, if Stockholder approval of the Merger Agreement and the Merger is required following consummation of the Offer, following such approval, no amendment or waiver will be made that by law requires the further approval of the Stockholders without such Stockholder approval. In addition, from and after the time Parent's designees constitute a majority of the Company's Board of Directors until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser and any waiver of any conditions contained in the Merger Agreement for the Company's benefit (including, with respect to the Offer, any waiver of the Minimum Condition, any change in the form of or decrease in the consideration per Share, any decrease in the number of Shares sought or the imposition of any additional conditions) or any of the Company's rights under the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties to the Merger Agreement, including, without limitation, (i) representations and warranties by the Company as to corporate existence and power, authority relative to the Merger Agreement and the transactions contemplated thereby, governmental consents and approvals, non-contravention, capitalization, public filings, financial statements, information supplied, absence of certain changes or undisclosed material liabilities, litigation, taxes, employee benefit and labor matters, compliance with applicable laws, finders' fees, environmental matters, antitakeover statutes, intellectual property, the Year 2000 issue, properties and defaults under contracts, and (ii) representations and warranties by Parent (with respect to itself and Purchaser) as to corporate existence and power, authority relative to the Merger Agreement and the transactions contemplated thereby, governmental consents and approvals, non-contravention, information supplied, finders' fees and financing arrangements.

     Conduct of Business Until the Merger. The Merger Agreement provides that, the Company will, and will cause its subsidiaries to, carry on their respective business in the ordinary course consistent with past practices and use all reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their current officers and employees. The Merger Agreement further provides that, without limiting the generality of the foregoing the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

           (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the severance policy or practice of the Company or its subsidiaries disclosed to Parent in the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any benefit plan; or (iv) take any action to accelerate any rights or benefits, or make any determinations under any collective bargaining agreement or benefit plan;

           declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

           redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights or any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from and wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or (ii) any purchase, forfeiture or retirement of Shares or Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement;

           effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

           offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any voting Company debt or other voting securities of, the Company or any of its subsidiaries, or any 'phantom' stock, 'phantom' stock rights, SARs or stock-based performance units;

           acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

           sell, lease, exchange or otherwise dispose of, or grant any lien with respect to any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice;

           propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

           effect any change in any accounting methods, principles or practices in effect as of December 31, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may required by a change in generally accepted accounting principles;

           issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; provided, however, that the Company's right to borrow pursuant to its revolving credit agreement in the ordinary course of business shall not be limited by these provisions;

           pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's documents filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

           make any tax election except in a manner consistent with past practice, change any method of accounting for tax purposes, or settle or compromise any material tax liability;

           make or agree to make any new capital expenditures which individually are in excess of $500,000 or which in the aggregate are in excess of $2,000,000; or

           agree in writing or otherwise to take any of the foregoing actions.

     Other Proposals. The Merger Agreement provides that, until the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company and its subsidiaries will not, and the Company and its subsidiaries shall direct their respective officers, directors and representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage (including by way of furnishing non-public information or assistance) or take any other action to facilitate any inquiries or the making or submission of any Acquisition Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize any of its officers, directors or representatives to take any such action provided, however, that nothing prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that has made an unsolicited written Acquisition Proposal if, and only to the extent that
(A) the acceptance for payment of Shares pursuant to the Offer shall not have occurred, (B) the Board of Directors of the Company, based on advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that failure to take such action would result in a breach of the fiduciary duty under applicable law, and
(C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal or any inquiry that could lead to an Acquisition Proposal by such Person, the Company shall promptly advise Parent of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and its response or responses thereto. The Company must keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and must promptly give Parent a copy of any information delivered to such person which has not previously been delivered by the Company to Parent or Purchaser. The Merger Agreement further provides that the Company will, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease and cause to be terminated any discussions or negotiations, that have taken place prior to the date of the Merger Agreement with any parties with respect to any of the foregoing. For purposes of the Merger Agreement, 'ACQUISITION PROPOSAL' means any inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by the Merger Agreement) involving the Company:
(i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries or the filing of a registration statement under the Securities Act of 1933, as amended (the 'SECURITIES ACT') in connection therewith; (iv) any acquisition of 20% of more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act, in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     The Merger Agreement also provides that neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or fail to make, or propose to withdraw or modify, in each case in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; provided, however, that prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the Stockholders, the Board of Directors of the Company may terminate the Merger Agreement if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, based on the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law; (C) the Company complies with its obligations described under 'Fees and Expenses' below, (D) the Company is not in breach of its obligations described in this and the preceding paragraph and (E) the Company shall have afforded Parent an opportunity to match the Superior Proposal within three business days after receipt of notice from the Company.

     For purposes of the Merger Agreement 'SUPERIOR PROPOSAL' means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for at least 75% of the then outstanding Shares, or all or substantially all of the consolidated assets of the Company, which the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders (taking into account relevant legal, financial and regulatory considerations and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer and the Merger.

     Notwithstanding the foregoing, the Merger Agreement does not prohibit the Company nor the Board of Directors of the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders if the Board of Directors of the Company, based on the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to take such action would result in a breach of the fiduciary duty of the Board of Directors to the Stockholders under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or shall propose to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or shall approve or recommend, or shall publicly propose to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors have complied in all material respects with the provisions described above.

     Conditions of the Merger. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions: (a) if required by the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with such law; (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal, subject to the other terms of the Merger Agreement as promptly as possible any injunction or other order that may be entered; and (c) Purchaser shall have purchased Shares pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the Stockholders:

           By mutual consent of the parties;

           By any party if any court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other final non-appealable action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

           By Parent or Purchaser if Purchaser terminates the Offer without purchasing any Shares, or has not accepted Shares in the Offer prior to January 31, 2000, in each case because any of the conditions to the Offer described in Section 14 hereof have not been met;

           By the Company, if the Company is not in a material breach of the Merger Agreement and Purchaser either terminates the Offer without purchasing any Shares or has not accepted Shares in the Offer prior to January 31, 2000;

           By the Company if prior to Purchaser's acceptance of Shares in the Offer, the Company notifies Parent that it intends to enter into an agreement with respect to a Superior Proposal and Parent does not within three business days make an offer that the Company's Board of Directors determines in good faith, based on the advice of its financial advisors is at least as favorable to the Stockholders as the Superior Proposal;

           By Parent or Purchaser if prior to Purchaser's purchase of Shares in the Offer, the Company has breached its representations and warranties and the condition giving rise to the breach, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or the Company has failed to perform its covenants under the Merger Agreement and the failure is reasonably likely to have a Material Adverse Effect on the Company or on consummation of the Offer (and the breach is not cured within the cure period provided);

           By Parent or Purchaser if prior to Purchaser's purchase of Shares in the Offer, the Company's Board of Directors either (x) withdraws, modifies, amends or changes its recommendation of the

     Offer and the Merger in a manner adverse to Parent or Purchaser or
     (y) approves, or recommends that the Stockholders of the Company accept, another Acquisition Proposal; or

           By the Company if prior to Purchaser's purchase of Shares in the Offer, Parent has materially breached its representations or warranties or failed to comply with its material covenants and the effect of the breach is to materially adversely affect or delay consummation of the Offer (and the breach is not cured within the cure period provided).

     In the event the Merger Agreement is terminated by either the Company or Parent, the Merger Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Purchaser or the Company except with respect to certain specified provisions (including the provisions described below under 'Fees and Expenses' and in the Confidentiality Agreement described below) and except to the extent that such termination results from the willful breach by a party to the Merger Agreement.

     Fees and Expenses. The Company has agreed to pay to Parent a termination fee equal to $10 million (inclusive of expenses) if:

           either party terminates the Merger Agreement (i) because the Minimum Condition to the Offer was not achieved, (ii) Parent and Purchaser are not in a material breach of the Merger Agreement and (iii) prior to termination of the Merger Agreement, a third party has acquired beneficial ownership of at least a majority of the Shares or of the assets of the Company;

           either party terminates the Merger Agreement (i) because the Minimum Condition to the Offer was not achieved, (ii) Parent and Purchaser are not in a material breach of the Merger Agreement, (iii) prior to the termination of the Merger Agreement, a third party announces an intention to acquire at least a majority of the Shares or of the assets of the Company and (iv) within 12 months of the termination of the Merger Agreement, either that particular Acquisition Proposal or any other Acquisition Proposal, which is also for at least a majority of the Shares or of the assets of the Company, is consummated at a price per Share higher than the price per Share that was offered by Purchaser or for aggregate consideration (including the retention of any equity by the Company's stockholders) that exceeds the aggregate consideration of the Offer and the Merger;

           Parent terminates the Merger Agreement because the Company's Board of Directors either (i) withdrew or modified its recommendation of the Offer and the Merger in a manner adverse to Parent or Purchaser or
     (ii) approved, or recommended that the stockholders of the Company accept, another acquisition proposal; or

           the Company terminates the Merger Agreement in order to enter into another agreement with respect to a Superior Proposal after complying with all the procedures required therefor under the Merger Agreement (including affording Parent an opportunity to match the Superior Proposal within three business days after receipt of notice from the Company).

     Such termination fee must be paid concurrently with the termination of the Merger Agreement except in the circumstances described in the second bullet paragraph above, in which event the fee must be paid concurrently with consummation of the Acquisition Proposal.

     The Company has agreed to reimburse Parent for its actual reasonable documented expenses up to $1 million if Parent terminates the Merger Agreement because (i) one or more representations or warranties of the Company are not true, (ii) such breach is not willful, (iii) the condition giving rise to the breach, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and (iv) the breach is not cured prior to the earlier of 15 days following notice of such breach and two business days prior to the date on which the Offer expires.

     Except as described above, the Merger Agreement provides that each party will pay its own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

     Indemnification and Insurance. In the Merger Agreement Purchaser agreed that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time existing as of November 4, 1999 in favor of the current or former directors or officers, employees and agents of the

Company and its subsidiaries as provided in their respective certificates of incorporation, bylaws or agreements disclosed in the Company's reports filed with the Commission or filed as exhibits thereto as in effect on November 4, 1999 will survive the Merger and continue in full force and effect in accordance with their terms for a period of six years from the Effective Time.

     The Merger Agreement also provides that Parent will cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy and fiduciary liability policy (although Parent may substitute therefor policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage amounts containing terms and conditions no less advantageous than the terms of such existing insurance coverage) with respect to facts or circumstances occurring at or prior to the Effective Time; provided, however, that in no event will Parent be required to expend in any one year an amount in excess of 300% of the annual premiums paid by the Company as of November 4, 1999 for such insurance; and provided, further that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to use its reasonable best efforts to obtain a substantially similar policy for a cost not exceeding such amount.

CONFIDENTIALITY AGREEMENT

     The following is a summary of the material terms of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the
Schedule 14D-1 and incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

     Pursuant to the Confidentiality Agreement, Parent agreed to provide, among other things, for the confidential treatment of discussions with the Company regarding a possible transaction and the exchange of certain confidential information concerning the Company. Parent further agreed that for a period of one year from the date the Confidentiality Agreement was entered into by Parent, Parent would not, without the prior written approval of the Company's Board of Directors, (a) acquire, offer to acquire or agree to acquire, directly or indirectly, any voting securities or assets of the Company, (b) make or participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (c) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets, (d) form, join or in any way participate in a 'group' (within the meaning of Section 13(d)(3) of the Exchange
Act) in connection with the foregoing, (e) seek or propose to control or influence the management or policies of the Company or (f) request the Company or its representatives to amend or waive any of the foregoing.

OTHER MATTERS

     Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified areas and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote on such matter. Assuming that the number of Shares outstanding on a fully-diluted basis does not increase from the number outstanding on November 2, 1999 and that the Minimum Condition is satisfied, upon consummation of the Offer Purchaser would own sufficient Shares to enable it to satisfy the stockholder approval requirement to approve the Merger. Purchaser intends to seek to consummate the Merger with the Company as promptly as practicable after consummation of the Offer.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     'Going Private' Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     12. SOURCE AND AMOUNT OF FUNDS. The Offer and the Merger are not subject to any financing condition. The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $306.6 million. Parent intends to obtain the funds from the proceeds of the three bank facilities described below (together with existing cash resources) and to provide the funds to Purchaser by way of capital contributions and/or loans.

     On November 8, 1999 Parent entered into separate binding commitment letters with Banco Santander Central Hispano ('BSCH'), The Chase Manhattan Bank ('Chase') and Banco Bilbao Vizcaya ('BBV'). Pursuant to these commitment letters, each of BSCH, Chase and BBV has agreed to provide Parent a $100 million unsecured loan to finance the Offer and the Merger for aggregate proceeds of $300 million. Each of the loans will be denominated in dollars or pesetas, at Parent's choice, and will bear interest at Euribor or Libor plus a spread of between 25 and 75 basis points. The loans will mature on May 6, 2000 and will contain customary terms and conditions. Parent presently expects to refinance these facilities with long-term debt, although no such arrangements have been made.

     13. DIVIDENDS AND DISTRIBUTIONS. In the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; or, subject to certain exceptions, to redeem, purchase or otherwise acquire or offer, sell, issue or grant, any additional Shares (other than issuances of Shares pursuant to the exercise of options under the Option Plans), or any shares of any other class of capital stock, or any securities convertible into or exchangeable for, or rights, warrants or options, of any kind, to acquire, any capital stock.

     If, on or after the date of the Merger Agreement, the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to Stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under
Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or right to be received by the tendering Stockholders shall (a) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment, or subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of, or subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer if (i) at the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after November 4, 1999 and prior to the acceptance for payment of Shares or the payment therefor, any of the following conditions has occurred and continues to occur:

          (a) any representation and warranty of the Company in the Merger Agreement (after reading out any materiality and dollar qualifications) shall not be true and correct as of such time, except where the failure to be so true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company (other than to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall not be true and correct as of such date, except where the failure to be so true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company) and which breach shall not have been cured prior to the earlier of (i) 15 days following notice of such breach and (ii) two business days prior to the date on which the Offer expires;

          (b) the Company shall not have performed and complied with each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, except where the failure to so perform or comply is not reasonably likely to have a Material Adverse Effect on the Company or materially and adversely affect the consummation of the Offer, and which breach shall not have been cured prior to the earlier of (i) 15 days following notice of such breach and (ii) two business days prior to the date on which the Offer expires;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq or the Madrid Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Kingdom of Spain by any Governmental Entity, (iii) any material mandatory limitation by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or the Kingdom of Spain, or (v) a drop of more than 33.33% in the Dow Jones Industrial Average Index, measured against the value of such index on November 4, 1999;

          (d) any applicable waiting period under the HSR Act shall not have expired or been terminated or there shall be pending before or threatened by any Governmental Entity any suit, action, investigation or proceeding,
     (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries, taken as whole, (ii) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (iii) requiring divestiture by Purchaser or any of its affiliates of any Shares or current business or material assets or (iv) which otherwise is reasonably likely to have Material Adverse Effect on the Company or Parent;

          (e) there shall be any judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated or issued with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger by any Governmental Entity or court, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (iv) of paragraph (d) above;

          (f) since November 4, 1999, there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company;

          (g) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9), or publicly announced an intention to do so, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger, or the Merger Agreement,
     (ii) approved or recommended to the Stockholders or publicly announced an intention to do so, an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (iii) adopted any resolution to effect any of the foregoing; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms.

     The Merger Agreement defines 'Material Adverse Effect' as any change or effect that is (after giving effect to any appropriate reserves for such matter on the financial statements included in the Company's forms, reports and documents filed with the Commission prior to November 4, 1999) materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or any event, matter, condition or effect which precludes the Company from materially performing its material obligations under the Merger Agreement or the consummation of the transactions contemplated therein; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to the following shall be disregarded: (i) general economic or business conditions; (ii) general industry conditions; (iii) the taking of any action permitted or required by the Merger Agreement; (iv) the announcement or pendency of the Offer or the Merger; (v) the breach of Parent or Purchaser of the Merger Agreement; and (vi) a decline in the Company's stock price. The Merger Agreement defines 'Governmental Entity' as any Federal, state or local government or any court, administrative or regulatory agency or commission or other domestic governmental authority in the United States or the Kingdom of Spain.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition and, subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as described in Section 14 or this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the

Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See
Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'MARGIN REGULATIONS') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing of the Offer will be in full compliance with the Margin Regulations.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. In the Merger Agreement the Company has represented that, by virtue of the approval of the Company's Board of Directors, the provisions of Section 203 of the DGCL are not applicable to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'SUPREME COURT') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the State and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as described above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulations. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'ANTITRUST DIVISION') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act as soon as practicable after the date hereof. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after filing, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Therefore, any waiting period may be extended only with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The relevant governmental agency may also seek to prevent the consummation of the transaction as discussed below. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     As used in this Offer to Purchase, 'Antitrust Laws' mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     16. CERTAIN FEES AND EXPENSES. Schroder & Co. Inc. is acting as Dealer Manager in connection with the Offer and together with J. Henry Schroder, S.V., S.A., its affiliate in Spain, is acting also as financial advisor to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Parent's Financial Advisor for its services a cash fee equal to $3 million payable at the closing of any transaction whereby Parent or one or more of Parent's affiliates acquires control of a material interest in the Company. In addition, Parent has agreed to indemnify Parent's Financial Advisor against certain liabilities and expenses in connection with the proposed acquisition, including liabilities under the federal securities laws. Parent's Financial Advisor and its affiliates have from time to time rendered, and continue to render, various investment banking services to Parent and its affiliates for which they are paid customary fees. In the ordinary course of its business, Parent's Financial Advisor and its affiliates may actively trade in the Shares for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in the Shares.

     Innisfree M&A Incorporated has been retained by Purchaser as information agent (the 'INFORMATION AGENT') in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as described above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          CEMENTOS PORTLAND, S.A.
                                          CP ACQUISITION, INC.

November 10, 1999

                                  SCHEDULE I
      DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND CERTAIN
             ENTITIES WHICH DIRECTLY OR INDIRECTLY CONTROL PARENT

A. Directors and Executive Officers of Purchaser

    Listed below are the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Except for Mr. Culbert, the business address of each such person is Jose Abascal, 59, 28003, Madrid, Spain and such person is a citizen of the Kingdom of Spain. Mr. Culbert's business address is Masterman, Culbert & Tully LLP, One Lewis Wharf, Boston, MA 02110 and he is a U.S. citizen.


                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                 FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Rafael Martinez-Ynzenga.................  President; Chairman of Parent; Chairman and CEO of
                                          PV
Manuel de Melgar y Oliver...............  Vice President; Managing Director of Parent
Andrew C. Culbert.......................  Secretary; partner in the law firm of Masterman,
                                          Culbert & Tully LLP

B. Directors and Executive Officers of Parent

    Listed below are the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as otherwise indicated, the business address of each such person is Jose Abascal, 59, 28003, Madrid, Spain, and such person is a citizen of the Kingdom of Spain.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                 FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Rafael Martinez-Ynzenga.................  Chairman and CEO
Jose Maria Marco Garmendia .............  Vice-Chairman
  Estella No. 6
  31002, Pamplona, Spain
Jose Ignacio Taberna Ruiz ..............  Secretary
  Estella No. 6
  31002, Pamplona, Spain
Concepcion Sierra Ordonez ..............  Director
  Plaza Arguelles No. 7
  28008, Madrid, Spain
Gonzalo Anes Alvarez-Castrillon ........  Director; President of the Royal Academy of
  Recoletos No. 5                         History
  28001, Madrid, Spain
Martin Aresti Zamora ...................  Director
  Estella No. 6
  31002, Pamplona, Spain
Rafael Cabello de Alba y Gracia ........  Director
  Zurbano No. 44
  28010, Madrid, Spain
Antonio Caretti Gutierrez ..............  Director representing Iberdrola Diversificacion,
  Serrano No. 41                          S.A.; Managing Director for the Services and
  28001, Madrid, Spain                    Telecommunications Division of Iberdrola
                                          Diversificacion, S.A.
Juan Castells Masana ...................  Director; Secretary of FCC
  Federico Salmon No. 13
  28016, Madrid, Spain

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                 FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Fernando Ferreras Fernandez.............  Director representing Compania Auxiliar de Agencia
                                          y Mediacion, S.A.; Chief Financial Officer
Juan Maria Fuentes Dutor ...............  Director
  Estella No. 6
  31002, Pamplona, Spain
Jose Maria Iturrioz Echamendi ..........  Director representing Cartera Navarra, S.A.; CEO
  Estella No. 6                           of Industrias del Caucho, S.A.
  31002, Pamplona, Spain
Juan Antonio Losada Gomez ..............  Director; Entrepreneur
  Velazquez No. 3
  28001, Madrid, Spain
Jose Ignacio Martinez -- Ynzenga........  Director representing PV; Chief Technical Officer
Ignacio Real de Asua Arteche ...........  Director representing Iberdrola, S.A.; Secretary
  Gardoquin No. 8                         of Cementos Lemona, S.A.
  48008, Bilbao, Spain


C. DIRECTORS AND EXECUTIVE OFFICERS OF PV

    Set forth below are the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of PV. Except as otherwise indicated, the business address of each such person is Jose Abascal, 59, 28003, Madrid, Spain and such person is a citizen of the Kingdom of Spain.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                 FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Rafael Martinez-Ynzenga.................  Chairman and CEO
Guillermo Visedo Navarro ...............  Vice-Chairman; Chairman of FCC
  FCC Torre Picasso, 42nd Floor
  28020, Madrid, Spain
Vicente Ynzenga Martinez-Daban..........  Secretary
Alicia de Alcocer Koplowitz ............  Director representing EAC, Inversiones
  FCC Federico Salmon                     Corporativas, S.L.
  No. 13, 28016, Madrid, Spain
Jean-Claude Douvry .....................  Director; CEO of SADE
  74 Rue Pauline
  Borghese 92200
  Neuilly Sur Seine, France
Henri Proglio ..........................  Director representing Vivendi; Senior Executive
  42 Avenue de Friedland,                 Vice President of Vivendi
  75008, Paris, France
Bertrand Gontard .......................  Director; CEO of Sarp Industries
  Zone Portuaire, 427, route du Hazay,
  78520 Limay, France
Gonzalo Hinojosa Fernandez de Angulo ...  Director; CEO of Cortefiel, S.A.
  Cortefiel, S.A.
  Avda. del Llano Castellano No. 51,
  28034, Madrid, Spain

                                      33

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                 FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Gustave Kuch ...........................  Director; CEO of CGEA
  CGEA 169 Avenue Georges Clemenceau,
  Parce des Fontaines
  92735, Nanterre, France
Serge Michel ...........................  Director; CEO of SOFICOT
  103 Boulevard Haussmann
  75008, Paris, France
Antonio Perez Colmenero ................  Director; Vice President -- Human Resources
  FCC Federico Salmon No. 13,
  28016, Madrid, Spain
Rafael Montes Sanchez ..................  Director; Vice President; CEO of FCC Medio
  FCC Torre Picasso 42nd Floor            Ambiente, S.A.; CEO of FCC Agua y Entorno Urbano,
  28020, Madrid, Spain                    S.A.
Philippe Beaute ........................  Director representing Societe Parisienne
  59 Bis Avenue Hoch                      D'Investissement et de Gestion, S.A.
  75008, Paris, France
Jean Francoise Dubos ...................  Director; Secretary of Vivendi
  42 Avenue de Friedland,
  75008, Paris, France
Feliciano Fuster Jaume .................  Director
  Juan Maragall No. 16,
  07006, Palma de Mallorca, Spain

D. DIRECTORS AND EXECUTIVE OFFICERS OF FCC

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of FCC. Except as otherwise indicated, the business address of each such person is Federico Salmon, 13, 28016, Madrid, Spain, and such person is a citizen of the Kingdom of Spain.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Guillermo Visedo Navarro ...............  Chairman
  Torre Picasso, 42nd Floor,
  28020, Madrid, Spain
Rafael Montes Sanchez ..................  Vice Chairman; CEO of FCC Medio Ambiente, S.A.;
  Torre Picasso, 42nd Floor               CEO of FCC Agua y Entorno Urbano, S.A.
  28020, Madrid, Spain
Henri Proglio ..........................  Vice Chairman; Director representing Vivendi;
  42 Avenue de Friedland,                 Senior Executive Vice President of Vivendi
  75008, Paris, France
Esther Koplowitz Romero de Juseu .......  Director representing B1998, S.L.
  Torre Picasso, 42nd Floor,
  28020, Madrid, Spain
Jean Marie Messier .....................  Director; Chairman and CEO of Vivendi; formerly
  42 Avenue de Friedland,                 General Manager of Vivendi
  75008, Paris, France
Camille Cabana .........................  Director
  35 Rue de Malar,
  Paris, France

                                      34

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Francisco Mas-Sarda Casanelles .........  Director
  Balmes, 36
  Barcelona, Spain
Esther Alcocer Koplowitz................  Director representing EAC Inversiones
                                          Corporativas, S.L.
Emilio Cebamanos Jarreta ...............  Director
  Avenida del General Peron, 36,
  Madrid, Spain
Regis Mesnier ..........................  Director
  Avenida de los Madronos 54-B,
  28043 Madrid, Espana
Gerard Ries ............................  Director representing Vivendi, S.A.
  241 Rue du Faubourg Saint Honore
  75008 Paris, France
Guillaume Hannezo ......................  Director
  84 Avenue du Roule
  92220 Neuilly/Seine, France
Daniel Caille ..........................  Director
  35 Rue Croix Bosset,
  92310 Sevres, France
Felipe-Bernabe Garcia Perez.............  Director
Eric Licoys ............................  Director; Chairman and CEO of HAVAS and General
  31 rue de Colisse                       Manager of Vivendi; formerly Chairman of Fonds
  75008, Paris, France                    Partenaires Gestion and General Manager of HAVAS
Jean Francois Dubos ....................  Director; Secretary of Vivendi
  42 Avenue de Friedland,
  75008, Paris, France

E. DIRECTORS AND EXECUTIVE OFFICERS OF B1998

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of B1998. Except as otherwise indicated, the business address of each such person is Torre Picaso, Plaza de Pablo Ruiz Picaso, 28020, Madrid, Spain, and such person is a citizen of the Kingdom of Spain.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Esther Koplowitz Romero de Juseu .......  Director; Vice President of FCC
  Torre Picasso, 42nd Floor,
  28020, Madrid, Spain
Jean Marie Messier .....................  Director; Chairman and CEO of Vivendi; formerly
  42 Avenue de Friedland,                 General Manager of Vivendi
  75008, Paris, France
Esther Alcocer Koplowitz................  Director
Henri Proglio ..........................  Director representing Vivendi; Senior Executive
  42 Avenue de Friedland,                 Vice President of Vivendi
  75008, Paris, France
Rafael Montes Sanchez ..................  Director; Vice President of FCC; CEO of FCC Medio
  Torre Picasso, 42nd Floor,              Ambiente, S.A.; CEO of FCC Agua y Entorno Urbano,
  28020, Madrid, Spain                    S.A.

                                      35

F. DIRECTORS AND EXECUTIVE OFFICERS OF VIVENDI

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Vivendi. Unless otherwise indicated, the business address of each such person is 42 Avenue de Friedland, 75380, Paris, France, and such person is a citizen of France.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Bernard Arnault ........................  Chairman and CEO of LVMH
  LVMH
  30, avenue Hoche
  75008 Paris
  France
Eric Licoys ............................  Chairman and CEO of HAVAS and General Manager of
  HAVAS                                   Vivendi; formerly Chairman of Fonds Partenaires
  31, rue de Colisse                      Gestion and General Manager of HAVAS
  75008 Paris
  France
Philippe L. Germond ....................  CEO of Cegetel and Senior Executive Vice President
  Cegetel                                 of Vivendi; formerly General Manager of
  1, Place Carpeaux                       Hewlett-Packard Europe and CEO of SFR
  92 Paris La Defense
  France
Simon Murray ...........................  Executive at Simon Murray and Associates (UK)
  Simon Murray and                        Ltd., Chairman of Gens (HK) Ltd., Director of
  Associates (U.K.) Ltd.                  Tommy Hilfiger, Director of Usinor Sacilor and
  Princes House                           Director of Hutchison Waampta Hong Kong; formerly
  38 Jermyn Street                        Chairman of Deutsche Bank Asia
  England
Esther Koplowitz .......................  Vice President of FCC
  F.C.C. -- Madrid -- Spain
  Plaza Pablo Ruiz Picasso
  28020 Madrid
  Spain
Serge Tchuruk ..........................  Chairman and CEO of Alcatel; formerly Chairman and
  Alcatel                                 CEO of Total S.A.
  64, rue de la Boetie
  75008 Paris
  France
Ambroise Roux ..........................  Executive of Pinault-Printemps-Redoute and Vice
  Pinault-Printemps-Redoute               President of Vivendi; formerly Director of
  8 bis, rue Margueritte                  Compagnie Generale des Eaux
  75017 Paris
  France
Philippe Foriel-Destezet ...............  Co-Chairman of Addeco, Chairman of Ecco SA, and
  Nescofin                                Chairman of Nescofin
  43 Rutlandgate
  S.W. 71 ED London
  England

                                      36

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Jacques Friedman .......................  Chairman of the Supervisory Board of AXA; formerly
  AXA                                     Chairman of UAP
  9, Place Vendome
  75001 Paris
  France
Henri Lachmann .........................  Chairman and CEO of Schneider S.A. and Schneider
  Schneider S.A.                          Electric S.A.; formerly Chairman and CEO of the
  64/70 Avenue Jean-Baptiste Clement      Strafor Facom Group
  92646 Boulogne Billancourt
  France
Jacques Calvet .........................  Retired; formerly Chairman and CEO of PSA-Peugeot-
  7, rue de Tilsitt                       Citroen
  75017 Paris
  France
Marc Vienot ............................  Chairman of Paris-Europlace, Honorary Chairman and
  Paris Europlace                         Director of Societe Generale and Director of Rhone
  39, rue Cambon                          Poulenc; formerly Chairman and CEO of Societe
  75039 Paris Cedex 1er                   Generale, Director of Alcatel-Alsthom, Director of
  France                                  Havas
Rene Thomas ............................  Honorary Chairman of Banque Nationale de Paris
  Banque Nationale de Paris
  16, boulevard des Italiens
  75009, Paris
  France
Jean-Louis Beffa .......................  Chairman and CEO of Compagnie Saint-Gobain;
  Compagnie de Saint-Gobain               formerly Vice-Chairman of Compagnie des Eaux
  'Les Miroirs'
  92096 La Defense Cedex
  France
Jean-Marie Messier .....................  Chairman and CEO of Vivendi; formerly General
  Vivendi                                 Manager of Vivendi
  42, Avenue de Friedland
  75009 Paris
  France
Henri Proglio ..........................  Senior Executive Vice President of Vivendi
  Vivendi
  42, Avenue de Friedland
  75009 Paris
  France
Stephanie Richard ......................  Chairman and CEO of CGIS, Managing Director of
  CGIS (Vivendi Group)                    Compagnie Immobiliere Phenix and Chairman of CGIS
  8, rue du general Foy
  75008, Paris
  France
Antoine Zacharias ......................  Chairman and CEO of Societe Generale
  Societe Generale d'Entreprises          d'Entreprises; formerly Chairman of Ecco SA
  1, cours Ferdinance de Lesseps
  95851, Rueil Malmaison
  France

                                      37

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND ADDRESS                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------  --------------------------------------------------
Guy Dejouany ...........................  President of Honor of Vivendi; formerly President
  Vivendi-Compagnie Generale des Eaux     of Compagnie Generale des Eaux
  52, Rue d'Anjou
  75008, Paris
  France
Michel Avenas ..........................  Vice-President of Purchaser; formerly Assistant to the Chairman of Compagnie Generale des Eaux
Denis Gasquet ..........................  President and CEO of Purchaser; CEO of CGEA
Michel Gourvennec ......................  Vice President of Purchaser; President and CEO of
                                          Montenay International
                                     Executive Officers
Michel Avenas ..........................  Vice-President of Purchaser; formerly Assistant to the Chairman of Compagnie Generale des Eaux
Christian Farman .......................  Chief Financial Officer of Purchaser; Vice
                                          President and Chief Financial Officer of Vivendi
                                          North America
Denis Gasquet ..........................  President and CEO of Purchaser; CEO of CGEA
Pascal Gauthier ........................  Vice President of Purchaser; Deputy Vice President
                                          of CGEA
Michel Gourvennec ......................  Vice President of Purchaser; President and CEO of
                                          Montenay International
Axel de Saent Quantien .................  Secretary of Purchaser; Vice President of Finance
                                          and Chief Financial Officer of Montenay
                                          International Corp.


     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses listed below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                By Mail:                       By Overnight Delivery:                       By Hand:
        ChaseMellon Shareholder              Reorganization Department              ChaseMellon Shareholder
            Services, L.L.C.                     85 Challenger Road                     Services, L.L.C.
       Reorganization Department                 Mail Drop -- Reorg                Reorganization Department
             P.O. Box 3301                   Ridgefield Park, NJ 07660                    120 Broadway
       South Hackensack, NJ 07606                                                          13th Floor
                                                                                       New York, NY 10271
                                             By Facsimile Transmission:
                                          (For Eligible Institutions Only)
                                                   (201) 296-4293
                                                Confirm Facsimile By
                                                     Telephone:
                                                   (201) 296-4860

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers call collect: (212) 750-5833
                         CALL TOLL-FREE: (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:
                              SCHRODER & CO. INC.
                                Equitable Center
                               787 Seventh Avenue
                            New York, New York 10019
                     In New York City call: (212) 492-6000
                         CALL TOLL-FREE: (877) 350-4796